Exhibit 10.5

Execution Version

May 10, 2017

Michael A. Bell

c/o inVentiv Health, Inc.

400 Atlantic Ave.

Boston, MA 02210

Dear Mike,

As you know, INC Research Holdings, Inc. (“INC”) entered into an Agreement and Plan of Merger with Double Eagle Parent, Inc. (“Eagle”), the parent of inVentiv Group Holdings, Inc., dated as of May 10, 2017 (the “Merger Agreement”). At the closing of the transactions contemplated by the Merger Agreement (the “Closing”), inVentiv Group Holdings, Inc., the direct parent of inVentiv Health, Inc. (“inVentiv”) will become a wholly owned subsidiary of INC.

As a key member of inVentiv’s management team, we consider you integral to the continued success of the combined company after the Closing. Accordingly, we are excited to enter into this letter agreement with you which amends the terms of your Amended and Restated Employment, Severance and Non-Competition Agreement with inVentiv dated November 15, 2016 (the “Employment Agreement”).

This letter agreement will become effective as of and contingent upon the occurrence of the Closing on the Closing Date (as defined in the Merger Agreement) (such date, the “Effective Date”). In the event the Merger Agreement is terminated pursuant to its terms this letter agreement will be null and void and of no force or effect. Except as set forth below, all terms and conditions of your Employment Agreement will continue as is (including salary and bonus). Terms not defined herein will have the meanings set forth in your Employment Agreement.

1.	Your New Role. Immediately after the Closing, you will become the Executive Chairman of INC, or its successor. As Chairman of the INC Board of Directors (the “Board”) you will lead and set the agenda for Board meetings and oversee the Board in accordance with the Company’s corporate governance documents. As an executive officer of INC you will provide guidance and counsel to the senior executive team as needed and, until a successor division head is chosen, run the commercial division, and in your role running the commercial division will report to the Chief Executive Officer. On the date of INC’s 2019 annual shareholders meeting or two years from the date of this letter, whichever is sooner (the “Transition Date”), you will resign from the Board and cease to be Chairman, but may continue as an executive officer of INC.

Prior to the Transition Date, INC may terminate your employment only upon majority approval of the Board (with you and the CEO abstaining from any such decision). Upon any termination of employment by the Board or your resignation, you agree to resign from the Board.

Execution Version

Your annual performance bonus will be calculated in a manner consistent with other senior executives of INC, provided that your annual bonus will not be subject to negative discretion for any portion of such bonus based on personal performance.

2.	Severance Entitlement. If your employment is terminated by INC without Cause or you resign for Good Reason, in either case prior to the Transition Date, then you will be entitled to receive $2,550,000 in cash severance with interest at the rate of six percent (6%) per annum compounded from the Effective Date until paid in full and otherwise pursuant to Section 4(a)(ii) of your Employment Agreement (along with the other severance entitlements under Sections 4(a)(i) and 4(a)(iii)-(vi)). Additionally, any pending restrictions on the sale of shares of common stock of INC that were issued to you upon the exercise of options will lapse upon termination without cause or a resignation for Good Reason.

If you are still employed with INC on the Transition Date, then you will receive a fully vested $2,550,000 deferred compensation entitlement that will accrue a compound rate of interest of six percent (6%) per annum from the Effective Date until paid in full and as otherwise payable as described in Section 4(a)(ii) of your Employment Agreement. Upon your Termination Date, you will also be eligible to receive the severance benefits under Section 4(a)(iii)-(vi), payable in accordance with those provisions. Additionally, any pending restrictions on the sale of shares of common stock of INC that were issued to you upon the exercise of options will lapse on the Transition Date. After the Transition Date, you will no longer be entitled to any cash severance under Section 4(a)(ii) of your Employment Agreement.

You agree that your new role with INC will not be a basis for you to resign your employment for “Good Reason” and your “Good Reason” rights will be measured by reference to such new role. In addition to your current “Good Reason” rights under your Employment Agreement (as modified by the immediately preceding sentence), you will also have “Good Reason” to resign your employment if (1) you cease to be Chairman of the Board on the Transition Date for any reason or (2) you are replaced as head of the commercial division prior to the Transition Date.

3.	2018 LTI Awards. You will receive a 2018 annual long-term incentive award and deal closing “founder’s” award (if such award is made) (collectively the “2018 Awards”) and a 2019 annual long-term incentive award (the “2019 Awards”) at the same time grants are made to other senior executives of INC, in an amount not less than 80% of that received by the Chief Executive Officer in the case of the 2018 Awards, and not less than five-twelfths (5/12) of 80% of that received by the Chief Executive Officer in the case of the 2019 Awards. Historically annual grants have been made in January.

If your employment is terminated by INC without Cause or you resign for Good Reason, in either case at any time after 2018 Awards and/or the 2019 Award have been made, then any 2018 Awards and/or 2019 Awards that are subject to time-based vesting will fully vest and any such 2018 Awards and/or 2019 Awards that are subject to performance-based vesting that are eligible to vest in the calendar year of such termination or resignation will vest and the remaining awards that are subject to performance-based vesting will terminate without

Execution Version

payment. To the extent that any awards for which vesting is accelerated pursuant to the foregoing are restricted stock units, settlement with respect to such awards will be made upon the Termination Date.

We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing, dating and returning a copy of this letter agreement to me.

Very truly yours,

INC:
	Name:	Alistair Macdonald
	Title:	Chief Executive Officer

inVentiv:
	Name:	Brandon Eldredge
	Title:	Senior Vice President, Corporate Strategy & Development

Accepted and Agreed:

5/9/17
	Michael A. Bell		Date